SOURCE: Pharma-Bio Serv, Inc.

September 21, 2007

FOR FURTHER INFORMATION CONTACT:	Manuel O. Morera, CFO
Pharma-Bio Serv, Inc.
info@pharmaservpr.com

PRESS RELEASE

UPDATE: Pharma-Bio Serv, Inc. Announces Financial Results for Three and Nine Months Ended July 31, 2007

Company Generated Revenues of $4.6 Million and Net Income of $695,000 for Three Months and Revenues of $12.4 Million and Net Income of $1,542,000 for the Nine Months Ended July 31, 2007

DORADO, PUERTO RICO--(Marketwire - September 21, 2007) - Pharma-Bio Serv, Inc. (OTCBB: PBSV), a leading pharmaceutical validation and compliance consulting service firm in Puerto Rico, announced its financial results for the three and nine months ended July 31, 2007.

Highlights include:

--	Increases in revenues of $1.3 million, or 41.9%, for the three months ended July 31, 2007 and $1.9 million, or 18.6%, for the nine months ended July 31, 2007.

--	Earnings before Interest and Taxes (EBIT) of $1.3 million and $3.0 million for the three and nine months ended July 31, 2007.

--	Net Income of $695,000 and $1.5 million for the three and nine months ended July 31, 2007.

Additional financial detail and discussion can be found in the Company's 10-QSB for the quarter ended July 31, 2007.

The CFO of Pharma-Bio Serv, Manuel O. Morera, said, "The increase in our revenues is the result of an increase in the services provided in Puerto Rico as well as a result of the expansion of our operations in the United States. Our net income for the third quarter increased from $353,000 to $695,000 or approximately 96.9%. The decrease in net income for the nine month period, from $1.7 million to $1.5 million, resulted principally from two factors: the first, our January 25, 2006 change from an N Corporation to a regular taxable corporation, where as an N Corporation the income tax was paid by the stockholders instead of by the Company, and secondly, our selling, general and administrative expenses for the nine months ended July 31, 2007 increased by $700,000 as compared with said expenses for the same period of the prior year. Such increase mainly resulted from expenses related to an expansion of our executive staff and to expenses of the office we opened in Pennsylvania in early January 2006. The increases in the income tax expense and the selling, general and administrative expenses were partially offset by an increase in our gross profit. The gross margin increased from 41.5% for the nine months ended July 31, 2006 to 43.2% for the nine months ended July 31, 2007, which in conjunction with the 18.6% increase in the business volume, produced a $1 million increase of gross profit in the nine month period ended July 31, 2007 from the comparable period of the prior year."

Pharma-Bio Serv expects to continue to aggressively pursue consulting assignments with new clients abroad, while maintaining its current list of world-renowned pharmaceutical companies. Pharma-Bio Serv understands the trend of globalization of the life science, medical device and biotech industries, and the necessity to have physical presence where our clients are.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth below include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, but are not limited to, the risk factors noted in the Company's filings with the United States Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products, services and enhancements by competitors; the competitive nature of the markets for the Company's products and services; the Company's ability to gain market acceptance for its products and services; the Company's ability to fund its operational growth; the Company's ability to attract and retain skilled personnel; the Company's ability to diversify its revenue streams and customer concentrations; and the Company's reliance on third-party suppliers.

BALANCE SHEET (in thousands):

July 31, 2007
Assets
Current assets:
Cash	$3,289
Accounts receivable	4,533
Other assets	281
Total current assets	8,103
Long term assets	455
Total assets	$8,558

Liabilities and Stockholders' Equity
Current liabilities	$4,176
Long term liabilities	2,601
Total liabilities	6,777
Stockholders' equity	1,781
Total liabilities and stockholders' equity	$8,558

RESULTS OF OPERATIONS (in thousands, except per share amounts):

	Three months		Nine Months
	ended July 31,		ended July 31,
	2007	2006	2007	2006

Revenue	$4,565	$3,217	$12,364	$10,426
Cost of services	2,499	1,833	7,028	6,100
Gross profit	2,066	1,384	5,336	4,326
Selling, general and administrative costs	775	622	2,341	1,641
Interest expense	89	128	303	262
Income before income taxes	1,202	634	2,692	2,423
Income tax expense	507	281	1,150	701
Net income	$695	$353	$1,542	$1,722
Net income per share of common stock
(basic)	$0.04	$0.02	$0.08	$0.22
Weighted average shares of common
stock outstanding (basic)	19,616	18,315	19,315	7,878
Net income per share of common stock
(diluted)	$0.03	$0.02	$0.07	$0.10
Weighted average shares of common
stock outstanding (diluted)	22,068	22,080	22,092	16,465